                                                                      EXHIBIT 99



                  CONTACT:   Investor:
                             Cynthia T. Gordon
                             Senior Director, Investor Relations
                             (972) 580-5047

                             Media:
                             Mary Forte'
                             Executive Vice President and Chief Administrative Officer
                             (972) 580-4810




             ZALE CORPORATION ANNOUNCES 30% INCREASE IN FISCAL 1999
                               EARNINGS PER SHARE

         DALLAS, Texas, September 7, 1999 - Zale Corporation (NYSE: ZLC), North America's largest specialty retailer of fine jewelry, today announced that it achieved a 30% increase in net earnings per share during the Company's fiscal year ended July 31, 1999, reporting diluted earnings per share of $2.21 versus earnings of $1.70, excluding unusual items for the prior year.

         Net sales for fiscal 1999 were $1.429 billion compared to $1.314 billion last year, reflecting a total sales increase of 8.8% and a comparable store sales increase of 6.0%. Operating earnings increased to $159.9 million from $133.4 million, excluding unusual items for the prior year. Net earnings for the year were $80.9 million compared to $63.3 million, excluding unusual items, in fiscal 1998.

         Net sales for the fourth quarter were $326.0 million compared to $280.9 million for the same period last year. Comparable store sales increased 5.6% for the same period. During the recently completed quarter, operating earnings increased 30% to $21.9 million from $16.9 million, excluding unusual items for the same period last year. Net earnings for the quarter were $8.5 million, or $0.23 per diluted share, compared to $5.8 million, or $0.16 per diluted share, excluding unusual items, for the prior year.

                                     -More-

              "We are extremely pleased with our results as they mark the completion of yet another year of 30% growth in earnings per share. The disciplines put in place five years ago, combined with innovative merchandising and marketing and consistent store and support execution, continue to result in excellent earnings growth," commented Robert J. DiNicola, Chairman and Chief Executive Officer. "Our current momentum accompanied by the substantial opportunities provided by our latest growth vehicles, Peoples Jewellers, Zales Outlet, and Zales.Com give us much to look forward to as we head into the millennium."

         Separately, the Company announced that its Board of Directors has approved a stock repurchase program pursuant to which the Company, from time to time and at management's discretion, may purchase through the current fiscal year, up to an aggregate of $50 million of Zale common stock on the open market. In June 1999, the Company completed the $50 million repurchase plan initiated in September 1998.

         "Our decision to implement another stock repurchase program demonstrates our continued commitment to optimizing our capital resources and increasing shareholder value," commented Mr. DiNicola.

         Zale Corporation operates approximately 1,330 specialty retail jewelry stores located throughout the United States, Canada, Puerto Rico, and online, including Zales Jewelers, Zales Outlet, Zales Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers and Peoples Jewellers. Additional information on Zale Corporation and its operating divisions is available on the Internet at www.zalecorp.com.

         This release includes certain forward-looking information that is based upon management's beliefs as well as on assumptions made by and data currently available to management. This information which has been, or in the future may be, included in reliance on the "safe harbor" provisions on the Private Securities Litigation Reform Act of 1995, is subject to a number of risks and uncertainties, including but not limited to the factors identified in the Company's 10-K and other documents filed with the Securities and Exchange Commission. Actual results may differ materially from those anticipated in such forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein may not be realized.

                                     # # #

                               (Tables to follow)

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                       ZALE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    Three Months Ended           Twelve Months Ended
                                                        July 31,                     July 31,
                                               -------------------------    ---------------------------
                                                   1999         1998           1999            1998
                                               -----------   -----------    -----------    -----------
Net Sales                                      $   325,994   $   280,867    $ 1,428,868    $ 1,313,710
Cost of Sales                                      168,553       145,887        737,188        681,908
                                               -----------   -----------    -----------    -----------
Gross Margin                                       157,441       134,980        691,680        631,802
Selling, General and Administrative Expenses       126,159       111,594        502,279        475,846
Depreciation and Amortization Expense                9,403         6,508         29,478         22,565

Unusual Item - Gain on Sale of Diamond Park
     Fine Jewelers                                      --            --             --         (1,634)

Unusual Item - Gain on Sale of Land                     --        (2,593)            --         (7,313)
                                               -----------   -----------    -----------    -----------
Operating Earnings                                  21,879        19,471        159,923        142,338
Interest Expense, Net                                8,186         7,453         30,488         32,039
                                               -----------   -----------    -----------    -----------
Earnings  Before Income Taxes                       13,693        12,018        129,435        110,299
Income Taxes                                         5,151         4,567         48,503         41,362
                                               -----------   -----------    -----------    -----------
Net Earnings                                   $     8,542   $     7,451    $    80,932    $    68,937
                                               ===========   ===========    ===========    ===========

Earnings Per Common Share:
     Basic                                     $      0.24   $      0.22    $      2.24    $      1.96
     Diluted                                   $      0.23   $      0.20    $      2.21    $      1.84

Weighted Average Number of Common
     Shares and Common Share Equivalents
     Outstanding:
     Basic                                          36,118        34,647         36,059         35,201
     Diluted                                        36,921        36,887         36,688         37,368

                       ZALE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)



                                                                 July 31,              July 31,
                                                                   1999                  1998
                                                             ----------------     -----------------
                                               ASSETS
Current Assets:
  Cash and Cash Equivalents                                  $         35,403     $        173,069
  Restricted Cash                                                       6,029                6,192
  Customer Receivables, Net                                           510,714              495,468
  Merchandise Inventories                                             571,669              478,467
  Other Current Assets                                                 36,827               26,720
                                                             ----------------     ----------------
Total Current Assets                                                1,160,642            1,179,916

Property and Equipment, Net                                           203,841              162,884
Other Assets                                                           99,654               44,326
Deferred Tax Asset, Net                                                62,795               58,803
                                                             ----------------     ----------------
Total Assets                                                 $      1,526,932     $      1,445,929
                                                             ================     ================


                              LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Short-term Borrowings                                      $        353,000     $            ---
  Accounts Payable and Accrued Liabilities                            237,392              187,621
  Deferred Tax Liability, Net                                          13,364               20,800
                                                             ----------------     ----------------
Total Current Liabilities                                             603,756              208,421

Non-current Liabilities                                                70,892               50,190
Long-term Debt                                                         99,589              480,275
Excess of Revalued Net Assets Over
   Stockholders' Investment, Net                                       53,084               58,982

Commitments and Contingencies

Stockholders' Investment:
  Preferred Stock                                                         ---                  ---
  Common Stock                                                            392                  380
  Additional Paid-In Capital                                          504,300              477,657
  Accumulated Other Comprehensive Income                                  376                2,851
  Accumulated Earnings                                                292,273              211,341
  Deferred Compensation                                               (5,005)                  ---
                                                             ----------------     ----------------
                                                                      792,336              692,229
  Treasury Stock                                                     (92,725)             (44,168)
                                                             ----------------     ----------------
Total  Stockholders' Investment                                       699,611              648,061
                                                             ----------------     ----------------
Total Liabilities and Stockholders' Investment               $      1,526,932     $      1,445,929
                                                             ================     ================